EXHIBIT k(4)

PW Juniper Crossover Fund, L.L.C.
c/o PaineWebber Incorporated
1285 Avenue of the Americas
New York, New York 10019

Ladies and Gentlemen:

          We wish to enter into this Agreement with PW Juniper Crossover Fund, L.L.C. (the "Fund"), the terms and conditions of which are as follows:

          1. We agree to provide shareholder services ("Services") to our clients who own any of the Fund's limited liability company interests (the "Interests"), which services may include, without limitation, answering client inquiries about the Fund; assisting clients in changing account designations; assisting clients in connection with repurchase offers; establishing and maintaining client accounts in the Fund; assisting in processing purchase transactions; providing periodic statements of client accounts; and providing such other information and services as the Fund may request.

          2. We shall provide such office space and equipment, telephone facilities and personnel (which may be all or any part of the space, equipment and facilities currently used in our business, or all or any personnel employed by us) as is necessary or beneficial in order to provide such services contemplated hereunder.

          3. We agree that neither we nor any of our employees or agents are authorized to make any representation concerning the Interests except those contained in the Fund's then-current prospectus and statement of additional information, copies of which will be supplied by the Fund to us, or in such supplemental literature or advertising materials as may be authorized by the Fund in writing.

          4. For all purposes of this Agreement, we will be deemed to be an independent contractor, and will have no authority to act as agent for the Fund in any matter or in any respect. We and our employees, upon request, will be available during normal business hours to consult with the Fund or its designees concerning the performance of our responsibilities under this Agreement.

          5. In consideration of the services and facilities described herein, we shall be entitled to receive from the Fund, and the Fund agrees to pay to us, the fees set forth on Schedule 1 hereto, in respect of holders of Interests to whom we are providing Services.

          6. The Fund reserves the right, at its discretion and without notice, to cause the suspension or withdrawal of the sale of Interests.

          7. This Agreement shall continue until the last day of the calendar year next following the date of execution, and thereafter shall continue automatically for successive annual periods ending on the last day of each calendar year, unless either party shall have given written notice to the other that it intends not to renew this Agreement.

          8. All communications to the Fund shall be sent to the Fund address set forth above. Any notice to us shall be duly given if mailed to us at the address set forth below.

          9. This Agreement shall be construed in accordance with the internal laws of the State of New York without giving effect to principles of conflict of laws.

                                         Very truly yours,

                                         PW FUND ADVISOR, L.L.C.
                                         1285 Avenue of the Americas, 14th Fl.
                                         New York, NY 10019


Date: October 11, 2000                   By: /S/ DANIEL ARCHETTI
                                            ------------------------------
                                            Authorized Signature



                                        PW JUNIPER CROSSOVER FUND, L.L.C.

Date: October 11, 2000                  By: /S/ DANIEL ARCHETTI
                                            ------------------------------
                                            Authorized Signature


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                                   SCHEDULE 1

                                      Fees




                    Fee at an Annual Rate as a Percentage OF
                           AVERAGE MONTHLY NET ASSETS*
                                      .40%













--------------------

* For purposes of determining the fees payable hereunder, the average monthly net asset value of the Fund shall be computed in the manner specified in the Fund's then-current Prospectus and Statement of Additional Information.